EXHIBIT 10.1

Manufacturing and Supply Agreement

This Manufacturing and Supply Agreement (“Agreement”) is entered into August 7, 2025 (the “Effective Date”), by and between Troemner, LLC (“Purchaser”), a limited liability company organized under the laws of Delaware with a place of business at 201 Wolf Drive, Thorofare, New Jersey 08086 and Scientific Industries, Inc. (“Manufacturer”), a corporation organized under the laws of Delaware with offices located at 80 Orville Drive, Suite 102, Bohemia, New York 11716 (the “Premises”). Purchaser and Manufacturer are sometimes individually referred to herein as a “Party” and collectively referred to as the “Parties”.

RECITALS

WHEREAS, the Parties are parties to an Asset Purchase Agreement dated the date hereof (the “Purchase Agreement”), pursuant to which Purchaser is purchasing substantially all of the assets of Manufacturer’s Genie brand laboratory equipment product family;

WHEREAS, in consideration of the fact that Purchaser will be unable to manufacture the Products (as such term is defined in the Purchase Agreement) for several months, the Parties, as an integral part of the consideration contemplated by the Purchase Agreement, have reached agreement on the terms under which Manufacturer will continue manufacturing and supplying the Products (as such term is defined in this Agreement) as herein provided; and

WHEREAS, it is a condition precedent to the closing of the transactions contemplated by the Purchase Agreement that the Parties enter into this Agreement.

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NOW THEREFORE, in consideration of the foregoing Recitals, the undertakings of the Parties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1. General.

(a) Capitalized terms used herein and not otherwise defined have the meaning given them in the Purchase Agreement.

(b) Manufacturer acknowledges that Purchaser would not have entered into or proceeded to the closing of the transactions contemplated by the Purchase Agreement without the assurances of supply provided by this Agreement.

2. Purchase and Sale of Products.

(a) During the Term, Manufacturer will manufacture for Purchaser the products listed in Exhibit A attached hereto (the “Products”) pursuant to the terms and conditions set forth in this Agreement. Purchaser is the owner of the Purchased Assets (as defined in the Purchase Agreement) including without limitation any and all inventory, equipment, supplies and other assets used in the manufacture of the Products. Target quantities indicated in Exhibit A are non-binding and for informational purposes of Manufacturer only.

(b) The Parties agree that Purchaser shall be responsible, at Purchaser’s expense, for the procurement, and delivery to Manufacturer, of all raw materials required in addition to those raw materials of the Purchased Assets stored by Manufacturer at Manufacturer’s Premises for the manufacture of the Products (collectively, “Materials”). Manufacturer has provided Purchaser with Manufacturer’s Reorder Point, Reorder Quantity, and Lead Time for each of the Materials as of the date hereof, and Purchaser will immediately following the date hereof conduct its own count of all Materials, work in process and finished goods. Each Party shall use their best efforts to track and monitor the quantities of the Materials regularly, in the case of Manufacturer by continuing to use systems and practices used prior to this Agreement, and each Party shall alert the other Party in case of identified or expected shortages of the Materials. In connection with each Purchase Order (as defined below), Purchaser shall ensure that Manufacturer has sufficient Materials in order to manufacture the Products included in each Purchase Order.

(c) Manufacturer shall manufacture, package, label and store the Products on behalf of Purchaser in a good and workmanlike manner, consistent in all material respects with Manufacturer’s past practice and the specifications attached hereto as Exhibit B (the “Specifications”) and in accordance with all applicable legal requirements. In the event Purchaser desires to change any of the Specifications for the Products, Purchaser shall advise Manufacturer in writing of such proposed changes and the Parties shall meet or confer as soon thereafter as reasonably practicable to discuss such changes, including, but not limited to, any potential changes to the pricing and production schedules for the Products as a result of any changes to the Specifications, and costs and expenses related to the implementation of such changes and its impact on production schedules, if any. No changes to the Specifications will be implemented unless pursuant to a written agreement signed by authorized representative of both Parties.

(d) Manufacturer may not make any manufacturing process change, changes in materials, changes in manufacturing facility or changes in component suppliers regarding the Products unless by prior written or email agreement by Purchaser.

3. Manufacturing and Quality of Products.

(a) Purchaser may request at any time during the term of this Agreement that Manufacturer submit to Purchaser representative production samples of the Products as Purchaser may reasonably deem necessary in the event of material product performance failures or excessive consumer complaints, so that Purchaser may evaluate whether such production samples conform to the approved Specifications and perform satisfactorily.

(b) Manufacturer agrees to follow good manufacturing practices consistent with manufacturing practices followed prior to this agreement, at all times during the term of this Agreement. Purchaser shall have uninterrupted access to the Manufacturer’s facility during the Term of this Agreement during regular business hours. In addition, Purchaser has the right to perform inspections of the facility and operations relating to the Business. Should Purchaser find any deficiencies in such manufacturing facility or its operations that Purchaser deems to materially impair Product quality or specifications, it will provide written or oral notice thereof to Manufacturer, and Manufacturer will promptly take all commercially reasonable steps as are necessary to rectify each such material deficiency.

(c) Manufacturer shall be responsible for ensuring that the Products comply with all applicable international, national, state and local ordinances, laws, and statutes governing the manufacture of the Products and shall upon request by Purchaser submit certification(s) of its compliance status. Any additional requirements shall be discussed and agreed upon mutually.

(d) Manufacturer shall provide to Purchaser an overview of transactions relating to the Business at the end of each business day starting on Effective Date and until the end of Term of this Agreement with (i) a list of Purchase Orders released and closed, (ii) list of Materials received, (iii) digital or scanned copies of new daily entries into the production log, if any, and (iv) any other financial transactions, such as payments wrongly received by Manufacturer from customers on Purchaser’s invoices after the Effective Date

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4. Purchase Orders; Purchase Price and Overhead Reimbursement; Payment Terms.

(a) Purchase Orders. Purchaser shall order products in accordance with the terms and conditions of this Agreement. Orders for the purchase of Products (“Purchase Orders”) shall be submitted to Manufacturer by Purchaser by email. Each Purchase Order shall specify (i) the quantity of each of the Products being ordered, (ii) Product Purchase Price as defined in Exhibit C and (iii) the date on which the Products are to be available for pick up (the “Proposed Pick-Up Date”).

(b) Acceptance of Purchase Orders; Pick-Up Dates. A Purchase Order shall be deemed accepted by Manufacturer unless Manufacturer provides written notice of rejection or modification within five (5) days of its receipt of the Purchase Order. Manufacturer shall only have the right to reject or modify a Purchase Order if (i) the Purchase Order does not comply with the terms of the Agreement, (ii) Purchaser is in material default of any of its obligations under this Agreement beyond any applicable notice and cure period, (iii) Purchaser has failed to provide the required Materials or (iv) Manufacturer cannot, using all available efforts, meet the Proposed Pick-Up Date proposed by Purchaser in the Purchase Order. If the Manufacturer rejects a Purchase Order on the basis that the Proposed Pick-Up Date for the Products is not reasonably practicable using all available efforts, Manufacturer shall provide Purchaser, within five days of its receipt of a Purchase Order that is otherwise accepted by Manufacturer, the earliest date(s) by which such Products will be available (such date, or if the Proposed Pick-Up Date is accepted, the “Pick-Up Date”) at Manufacturer’s facility as provided below. To the extent there are different Pick-Up Dates for different Products under a Purchaser Order, Manufacturer may make partial deliveries of Products thereunder. The Pick-Up Date will be as soon as possible following receipt of an accepted Purchase Order, but will be subject to (i) the mix of Products included in the Purchase Order, it being agreed and understood that certain Products have a longer production cycle than others, and (ii) the then availability of Manufacturer’s labor personnel. The Pick-Up Date is the date by which the order must be completed and available for pick-up by Purchaser at Manufacturer’s facility in accordance with the terms of this Agreement, and must be a date during the term of the Agreement, except, Purchaser may request, and Manufacturer may elect to accept, a Purchase Order with a requested Pick-Up Date after the expiration or termination of this Agreement, in which case the terms and conditions of this Agreement shall apply to such Product Release, but under no circumstances should such Product Release be deemed to be or construed as being a renewal or extension of this Agreement. The Parties agree that the terms of this Agreement shall prevail over any conflicting terms and conditions in any Purchase Order or any other instrument or document provided by the Purchaser. Any additional or different terms or conditions in any Purchase Order, acknowledgment by Manufacturer or other instrument or response of either Party shall be deemed objected to by the other Party without need of any further or additional notice of objection, and such additional or different term shall be of no effect or in any way binding upon the other Party.

(c) Product Purchase Price. Purchaser shall pay Manufacturer the purchase price for the manufactured Product at Manufacturer’s standard labor cost, adjusted monthly in accordance with generally accepted accounting principles, as defined in Exhibit C.

(d) Production Overhead Reimbursement. Purchaser shall pay Manufacturer the lesser of the actual manufacturing overhead costs incurred by Manufacturer to manufacture the Products and the monthly overhead cost cap defined as the Fiscal Year 24 Actual costs plus two and a half (2.5%), under the conditions defined in Exhibit D.

(e) Payment Terms. Manufacturer shall send Purchaser invoices via email for each complete Product Release (Section 4(c)) and the Production Overhead Reimbursement (Section 4(d)) to ap@troemner.com with grace.zhang@troemner.com in copy. Invoices will be sent within 30 days following the end of each month. Correct invoices shall be due and payable within sixty (60) days from the date of invoice. The Parties will seek to resolve disputed amounts expeditiously and in good faith.

5. Products Releases.

(a) Terms. Time is of the essence with regard to this Agreement, specifically the efficient manufacturing and on-time Releases. Release means the availability of all Products under a Purchase Order, manufactured in conformance with the terms of this Agreement, suitably packaged for shipment in Manufacturer’s standard containers, and ready for collection by Purchaser at Manufacturer’s Premises as F.O.B. origin. Manufacturer shall have ready for collection by Purchaser the Products in full and on or before the Pick-Up Date. Manufacturer shall promptly notify Purchaser when it knows or has reason to believe that a Product Release will not be ready by the Pick-Up Date. Any expense for any special packaging or any special requests by Purchaser shall be borne solely by Purchaser.

(b) Title and Risk of Loss. Title and risk of loss will pass F.O.B. origin. Purchaser will be responsible for all freight, shipment, and insurance charges associated with collection of the Products.

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(c) Damages for non-compliant Products and Delays.

(i) If Manufacturer fails to manufacture the Products according to the Purchase Order by the Pick-Up Date, Purchaser may withhold the payment due to Manufacturer until the Product Release meets the agreed upon Product quantities. In recognition that: a) late delivery of Products will cause Purchaser to lose customers and market share; b) proving damages caused by such late delivery will be difficult to quantify, and c) the value of each Order will be relatively low given that Purchaser will have already paid for the raw materials and the invoice amount will reflect only the cost of transforming the raw materials into the finished Product; therefore, the Parties have agreed to the following liquidated damages in lieu of actual direct damages for Purchaser against Manufacturer for late deliveries. Starting with the sixth (6th) business day after the Pick-Up Date, Manufacturer will be liable and will promptly pay, as liquidated damages, to Purchaser five percent (5%) of the Purchase Price of those Products included in the Purchase Order that have been delayed for each additional business day of delay.

(ii) In the event Purchaser determines that Products are not meeting the Specifications, Purchaser will notify Manufacturer in writing and may withhold the payments for such Products until non-compliant Products are repaired or replaced with compliant Products. In recognition that: a) Product quality defects will cause Purchaser to lose customers and market share; b) proving damages caused by such Product defects will be difficult to quantify, and c) the value of each Order will be relatively low given that Purchaser will have already paid for the raw materials and the invoice amount will reflect only the cost of transforming the raw materials into the finished Product; therefore, the Parties have agreed to the following liquidated damages for Purchaser against Manufacturer in lieu of actual direct damages. Starting with the sixth (6th) business day after the relevant Pick-Up Date, the Manufacturer will be liable and will promptly pay, as liquidated damages, to the Purchaser five percent (5%) of the Purchase Price of those Products included in the Purchase Order that are not meeting the Specifications for each additional business day replacement or repaired Products meeting the Specifications have not been provided to Purchaser (such amount not to exceed in each case Purchaser’s Minimum Advertised Price for the relevant Product), unless such defect is the result of defects in the Materials.

(iii) If Manufacturer fails to meet agreed upon Pick-Up Dates for any five (5) Purchase Orders in a thirty (30) day period, Purchaser may withhold any payments due under this Agreement as defined in 4(c), 4(d) and 10(b).

6. Warranty.

(a) Manufacturer warrants that all products shall strictly conform to the Specifications.

(b) In the event that a customer of Purchaser makes a claim under Purchaser’s warranty for a Product, provided that Purchaser’s warranty for Products is no greater than Manufacturer’s Product warranties in effect as of the Effective Date, Manufacturer shall honor such customer’s claim on the terms and conditions set forth in such warranty. For clarity, if a Product must be replaced, Manufacturer must source the raw materials and components at its cost, or pay to Purchaser the Product’s raw material costs in effect when Product was manufactured.

(c) EXCEPT AS PROVIDED IN SUBSECTION (b) ABOVE, MANUFACTURER MAKES NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO OR IN ANY WAY RELATING TO THE PRODUCTS, WHETHER BASED ON BREACH OF WARRANTY OR CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL MANUFACTURER BE LIABLE OR RESPONSIBLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES, OR FOR EXPENSE WHETHER OCCASIONED BY THE USE OF DEFECTIVE PRODUCTS OR OTHERWISE.

7. Confidentiality.

(a) Confidential Information. The Parties acknowledge that Purchaser has acquired all information pertaining to the Products and the Business pursuant to the Purchase Agreement. All information disclosed by Purchaser to Manufacturer during the Term of this Agreement which is non-public and either proprietary or confidential in nature and related to Purchaser’s financial, marketing, sales and business plans, financial statements, analyses, forecasts and projections, customer and distributor lists and related information, customer agreements, suppliers, vendors and independent contractors, products, inventions and trade secrets, know-how, formulae, compositions, processes, product specifications, sketches, drawings, samples, past, current and planned research and development, current and planned manufacturing and/or distribution methods and processes, internal management tools and systems, pricing policies and methods, and costing policies and methods, which is (a) marked as confidential at the time of disclosure; or, (b) is unmarked (e.g., disclosed orally or visually) but is identified as confidential at the time of disclosure, or (c) due to the nature of the information or the circumstances of disclosure, would be understood by a reasonable person to be confidential is “Confidential Information”. All Confidential Information shall remain the property of Purchaser.

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(b) Use of Confidential Information; Standard of Care. Manufacturer shall maintain the Confidential Information in strict confidence and disclose the Confidential Information only to its employees who have a need to know such Confidential Information in order to fulfill the business affairs and transactions between the Parties contemplated by this Agreement and who are under confidentiality obligations no less restrictive than this Agreement. Manufacturer shall at all times remain responsible for breaches of this Agreement arising from the acts of its employees and agents. Manufacturer shall protect Confidential Information by using the same degree of care as Manufacturer uses to protect its own information of a like nature, but no less than a reasonable degree of care, to prevent the unauthorized use, disclosure, dissemination, or publication of the Confidential Information. Manufacturer agrees not to use Purchaser’s Confidential Information for its own purpose or for the benefit of any third party, without the prior written approval of Purchaser. Manufacturer shall not decompile, disassemble, or reverse engineer all or any part of the Confidential Information. Manufacturer will not manufacture or have manufactured any products which are the same as or similar to the Products using confidential designs or engineering data which were sold to Purchaser pursuant to the Purchase Agreement or have been transmitted hereunder. No Confidential Information furnished to Manufacturer shall be duplicated or copied except as may be strictly necessary to effectuate the purpose of this Agreement.

(c) Exception. If Manufacturer is confronted with legal action to disclose Confidential Information received under this Agreement, Manufacturer shall, unless prohibited by applicable law, provide prompt written notice to Purchaser to allow Purchaser an opportunity to seek a protective order or other relief it deems appropriate, and Manufacturer shall reasonably assist Purchaser in such efforts.

(d) Equitable Relief. Manufacturer hereby agrees and acknowledges that any breach or threatened breach of this Agreement regarding the treatment of the Confidential Information will result in irreparable harm to Purchaser for which there will be no adequate remedy at law. In addition to other remedies provided by law or at equity, in such event Purchaser shall be entitled to seek an injunction, without the necessity of posting a bond, to prevent any further breach of this Agreement by Manufacturer.

8. Ownership. Purchaser is the sole and exclusive owner of all rights in the Business, raw materials, components, inventory, including manufactured Products along with any related and associated intellectual property rights, as set forth in the Purchase Agreement. All Materials used in the process of manufacturing the Products are solely the property of Purchaser, which Purchaser is providing only for Manufacturer’s performance under this Agreement. Nothing in this Agreement should be construed as granting Manufacturer any right of ownership to the Products, materials or inventory used in the manufacturing of the Products, or any associated intellectual property rights. Any improvements to the Products created by Manufacturer during the term of this Agreement shall be the sole and exclusive property of Purchaser and Manufacturer will convey same to Purchaser for no additional consideration.

9. Insurance.

(a) Manufacturer shall obtain and keep in force during the term of this Agreement, (i) Worker's Compensation insurance in compliance with the statutory requirements for worker's compensation of the state or states in which Manufacturer has employees performing any work related to this Agreement; (ii) and Employer's liability insurance on a per occurrence basis with a minimum limit of one million dollars ($1,000,000) per occurrence; and (iii) Commercial General Liability (CGL) and Property insurance, including contractual liability, product liability and coverage for damages to third-party goods and assets located at the Premises in the care and custody of Manufacturer, with a combined single limit for bodily injury and property damage of not less than five million dollars ($5,000,000).

(b) Manufacturer shall provide Purchaser with a certificate of insurance evidencing the above coverages on forms furnished by or reasonably acceptable to Purchaser or, upon Purchaser’s request, provide true copies of the insurance policies. The CGL policy shall name Purchaser as an additional insured, but only with respect to liability arising out of this Agreement. Manufacturer shall maintain its CGL insurance for a period of two (2) years after the termination or expiration of this Agreement.

10. Term; Earn-Out Consideration Applicable to this Agreement.

(a) This Agreement shall have an initial term of six (6) months from the Effective Date, unless earlier terminated in accordance with the provisions in Article 11. Purchaser may extend the term of this Agreement two times for three (3) months each by giving Manufacturer at least two (2) months’ written notice prior to the end of the then applicable expiration, for a total maximum term of one (1) year.

(b) Reference is made to the Earn-out payable pursuant to the Purchase Agreement. Up to $720,000 of the Earn-Out has been allocated to the transactions provided under this Agreement, and is payable as follows: Purchaser will pay Manufacturer sixty thousand dollars ($60,000) per month for the Term of this Agreement, if Manufacturer is in compliance and remains in compliance with the terms and conditions of this Agreement. Payment for the first three (3) months will be disbursed within ten (10) business days of the last day of the 3rd month after the Effective Date, and every 3rd month thereafter. Notwithstanding the foregoing, upon termination of this Agreement by Purchaser (other than pursuant to Section 11(a) below) prior to the expiration of the initial 6-month term of this Agreement, Purchaser shall promptly (an in any event within 30 days of such termination) pay to Manufacturer an amount equal to three-hundred and sixty thousand dollars ($360,000) less amounts paid prior thereto by Purchaser to Manufacturer pursuant to this Section 10(b).

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11. Termination.

(a) Termination for Breach. Purchaser may terminate this Agreement at any time in the event of a material breach by Manufacturer of a covenant, commitment or obligation under this Agreement that remains uncured after thirty (30) days following written notice thereof. Termination shall be in addition to any other remedies that may be available to Purchaser. Upon a breach or threatened breach of any material term of this Agreement including but not limited to Sections 2, 3, 5 and 6, the Parties agree that there is no adequate remedy at law for such breach, that damages will be difficult to prove and not be a sufficient remedy in that customers and market share will be lost as a result of the breach, that Purchaser will be materially harmed, that the cost for Manufacturer to make the Products and comply with its obligations under this Agreement will be significantly outweighed by the costs/harm suffered by Purchaser from such breach, that public policy favors the continued supply of these Products to end customers, and therefore that Purchaser shall be entitled to injunctive relief, without posting any bond or security of any type, restraining Manufacturer from such breach or threatened breach, and such relief, although helpful to mitigate the ongoing harm from such a breach, shall not be the exclusive remedy for a breach of this Agreement.

(b) Termination for Bankruptcy, Insolvency or Financial Insecurity. Either Party may terminate this Agreement immediately at its option upon written notice if the other Party: (i) becomes or is declared insolvent or bankrupt; (ii) is the subject of a voluntary or involuntary bankruptcy or other proceeding related to its liquidation or solvency, which proceeding is not dismissed within than ninety (90) calendar days after its filing; (iii) ceases to do business in the normal course; or (iv) makes an assignment for the benefit of creditors.

(c) Termination for Convenience. Subject to Purchaser’s payment obligations in Section 10(b), Purchaser may terminate this Agreement at any time with sixty (60) days prior written notice.

(d) Obligations Upon Termination. Termination of this Agreement for any reason shall not discharge either Party's liability for obligations incurred hereunder and amounts unpaid at the time of such termination. Purchaser shall pay Manufacturer any finished Products ordered by Purchaser prior to termination. Upon termination each Party shall promptly return to the other all Confidential Information that is in its possession at the time of termination.

12. Force Majeure. Neither Party shall be liable hereunder for any failure or delay in the performance of its obligations under this Agreement, if such failure or delay is on account of causes beyond its reasonable control, including labor disputes, labor shortages occurring after the initial 6-month term of this Agreement not resulting from the termination without cause by the Company of employees (a “Labor Shortage”) (provided the Parties agree that a labor shortage occurring during the first 6 months of the term of this Agreement will not constitute a force majeure event hereunder), civil commotion, war, fires, floods, accident, earthquakes, inclement weather, telecommunications line failures, electrical outages, network failures, governmental regulations or controls, casualty, strikes or labor disputes, terrorism, civil commotion, pandemics, epidemics, local disease outbreaks, public health emergencies, communicable diseases, quarantines, or acts of God, or other similar or different occurrences beyond the reasonable control of the Party so defaulting or delaying in the performance of this Agreement, for so long as such Force Majeure is in effect. Each Party shall use reasonable efforts to notify the other Party of the occurrence of such an event within three (3) business days of its occurrence, but in no event more than ten (10) days after its onset. If performance is delayed over ninety (90) days, the Party not experiencing the force majeure event may terminate this Agreement. Additionally, in the case of a Labor Shortage, Purchaser may, but is not obligated to, provide its own employees to Manufacturer on a secondment basis to mitigate such labor shortage. If Purchaser elects to do so, Manufacturer will cooperate in all reasonable respects by entering into all reasonable arrangements documenting such relationship, which will include the obligation of Manufacturer to reimburse Purchaser for such persons’ direct costs by means of offset against the Production Overhead Reimbursement pursuant to Section 4(d) hereunder.

13. Compliance with Laws; Export Laws. Manufacturer and Purchaser shall comply with all applicable international, national, state, regional and local laws and regulations with respect to the manufacture, sale, handling, and disposal of any Products subject to this Agreement and their performance of this Agreement. Purchaser further agrees to adhere to all applicable U.S. Export laws and regulations with respect to the Products.

14. Governing Law and Venue. This Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such state. The UN Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. The Parties hereby agree that any action arising out of this Agreement will be brought solely in any state or federal court located in Delaware. Both Parties hereby submit to the exclusive jurisdiction and venue of any such court. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTERCLAIM OR ACTION ARISING FROM THE TERMS OF THIS AGREEMENT.

15. Attorney’s Fees. If either Party incurs any legal fees associated with the enforcement of this Agreement or any rights under this Agreement, the prevailing Party shall be entitled to recover its reasonable attorney’s fees and any court, arbitration, mediation, or other litigation expenses from the other Party.

16. Assignment; No Third Party Beneficiaries. Neither Party may assign this Agreement, either in whole or part, nor delegate performance hereunder without the express written consent of the other Party. Any purported assignment without such consent shall be null and void. Manufacturer may not subcontract any of the services or obligations under this Agreement without the express written consent of Purchaser. Notwithstanding the foregoing, this Agreement shall be binding upon and inure to the benefit of the successors, permitted assigns and legal representatives of the Parties. There are no third party beneficiaries to this Agreement.

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17. Independent Contractor. The relationship of the Parties hereto is that of vendor and purchaser. Nothing in this Agreement, and no course of dealing between the Parties, shall be construed to create or imply an employment or agency relationship or a partnership or joint venture relationship between the Parties or between one Party and the other Party’s employees or agents. Each of the Parties is an independent contractor and neither Manufacturer nor Purchaser has the authority to bind or contract any obligation in the name of or on account of the other Party or to incur any liability or make any statements, representations, warranties or commitments on behalf of the other Party, or otherwise act on behalf of the other. Each Party shall be solely responsible for payment of the salaries of its employees and personnel (including withholding of income taxes and social security), workers compensation, and all other employment benefits.

18. Severability. If any provision or portion of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions or portions shall remain in full force and effect.

19. Construction. The headings/captions appearing in this Agreement have been inserted for the purposes of convenience and ready reference, and do not purport to and shall not be deemed to define, limit or extend the scope or intent of the provisions to which they appertain. This Agreement shall not be construed more strongly against either Party regardless of which Party is more responsible for its preparation.

20. Rights Cumulative. The rights and remedies of the Parties herein provided shall be cumulative and not exclusive of any rights or remedies provided by law or equity.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument, without necessity of production of the others. An executed signature page delivered via facsimile transmission shall be deemed as effective as an original executed signature page.

22. Authorized Signatories. It is agreed and warranted by the Parties that the individuals signing this Agreement on behalf of the respective Parties are authorized to execute such an agreement. No further proof of authorization shall be required.

23. Survival. Each term and provision of this Agreement that should by its sense and context survive any termination or expiration of this Agreement, shall so survive regardless of the cause and even if resulting from the material breach of either Party to this Agreement.

24. Notice. All notices or other communications required under this Agreement shall be deemed effective when received and made in writing by either (i) hand delivery, (ii) registered mail, (iii) certified mail, return receipt requested, or (iv) overnight mail, addressed to the Party to be notified at the following address or to such other address as such Party shall specify by like notice hereunder:

Manufacturer:

80 Orville Drive, Suite 102

Bohemia, NY 11716

Attention: Helena A. Santos

Purchaser:

201 Wolf Drive

Thorofare, NJ 08086

Attention: [name/department]

25. Waiver. No waiver of any term or right in this Agreement shall be effective unless in writing, signed by an authorized representative of the waiving Party. The failure of either Party to enforce any provision of this Agreement shall not be construed as a waiver or modification of such provision, or impairment of its right to enforce such provision or any other provision of this Agreement thereafter

26. Entire Agreement; Modification; Waiver. This Agreement, and any Exhibits and Schedules attached hereto, is the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior agreement or communications between the Parties, whether written, oral, electronic or otherwise. No change, modification, amendment, or addition of or to this Agreement or any part thereof shall be valid unless in writing and signed by an authorized representative of the Parties.

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In witness whereof, the Parties hereto have executed this Agreement on the date set forth below.

PURCHASER

By:
Name:	[printed name]
Title:	[title]
Date:	[date]

MANUFACTURER

By:
Name:	Helena Santos
Title:	CEO
Date:	July __, 2025

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCIENTIFIC INDUSTRIES, INC.

Date: August 11, 2025	By:	/s/ Helena R. Santos
Helena R. Santos,
President and Chief Executive Officer

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